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From: Investor Insights Subject: Mark Your Calendars for Pfizer’s Virtual Annual Meeting on April 27th For Pfizer, 2022 was an outstanding year defined by breakthroughs for patients and value created for shareholders. The company exceeded $100 billion in revenues for the first time, secured eight key regulatory approvals, completed thirteen regulatory submissions, initiated 10 pivotal study starts and completed four acquisitions. Pfizer also led the charge for equitable access by launching An Accord for a Healthier World, which offers, on a not-for-profit basis, the full portfolio of medicines and vaccines for which the company has global rights to 45 lower-income countries. The upcoming 2023 Annual Meeting of Shareholders provides an opportunity for current Pfizer shareholders, and others who are interested, to hear from Pfizer leadership about the company’s strategy, financial performance and more. Shareholders can learn more here about the 2023 Annual Meeting taking place virtually on April 27th at 9 a.m. EDT. Shareholders also may submit questions in advance of the meeting by following the instructions provided on the “Rules of Conduct and Meeting Procedures” available on the virtual meeting platform. The deadline for submitting questions in advance of the meeting is 5:00 p.m. EDT on April 25. There is a bright future ahead for Pfizer and your ongoing support of the company’s work is key to its success. As always, thank you for being an investor. Sincerely, Investor Insights Forward-looking statements included herein are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. We encourage you to read our reports filed with the U.S. Securities and Exchange Commission (SEC), including the sections captioned “Risk Factors” and “Forward Looking Information and Factors that May Affect Future Results,” for a description of such substantial risks and uncertainties. These reports are available at pfizer.com and the SEC’s website. ON APRIL 10, 2023, THE FOLLOWING FORM OF EMAIL WAS SENT TO CERTAIN PFIZER INC. SHAREHOLDERS.